SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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 CORMEDIX INC.

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CORMEDIX INC.
1430 U.S. Highway 206, Suite 200
Bedminster, New Jersey 07921

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2017 AND ACCOMPANYING PROXY STATEMENT

Explanatory Note

On April 24, 2017, a proxy statement (the “Proxy Statement”) of CorMedix Inc., a Delaware corporation, was made available to our stockholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2017 annual meeting of stockholders to be held at 1545 U.S. Highway 206, First Floor Conference Room, Bedminster, New Jersey, on June 12, 2017 at 11:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned. A supplement to the Proxy Statement was made available to our stockholders on May 8, 2017.

 This supplement dated May 25, 2017 (the “Supplement”) supplements and amends the Proxy Statement, as supplemented, and is first being made available to stockholders on or about May 25, 2017. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement, as supplemented, continues to apply and should be considered in voting your shares.

Response to Stockholder Concerns

We are aware of stockholders expressing concerns publicly on message boards regarding our Board and management and related topics. On May 25, 2017, we are meeting with several of those stockholders to address their concerns. We want to provide our response to those concerns to all of our stockholders.

Ex-U.S. Commercialization of Neutrolin®

Stockholders have criticized us for the poor results to date of the launch of Neutrolin in the European Union, mainly Germany, which began December 2013. We received the CE Mark for Neutrolin in the E.U. in July 2013. We knew that the European market was a competitive one due to a variety of available lock solutions and pricing pressure, among other factors. We also had limited resources with which to prepare the market and support the sales efforts in the E.U., as well as maintain our U.S. operations. None of the current directors were on the board at the time of the launch.

Management of LOCK-IT 100 Clinical Trial

Stockholders have criticized us for issues related to the LOCK-IT 100 trial, specifically the timing of our reporting on that trial. The LOCK-IT 100 hemodialysis trial started in December 2015. As expected, we had very little data available during the first two quarters of 2016. In early August 2016, based on data we had received, we announced that we had revised the anticipated completion of the enrollment date to the fourth quarter 2016/first quarter 2017. We also undertook a thorough examination of all aspects of the trial, which started before our current CEO arrived. This examination was completed in October 2016. During this time, our head of clinical operations resigned. In September 2016, we announced that we had revised the anticipated enrollment completion date to the second quarter of 2017.

In the fourth quarter of 2016, we made the first of several changes in trial enrollment and event capture for LOCK-IT 100. We also began discussions with the FDA on certain proposed changes to the trial’s protocol. In November 2016, during our third quarter 2016 earnings call, we announced the changes that were being made to the trial and announced that we had revised anticipated enrollment completion in the fourth quarter 2017 for 632 patients.

In the first quarter of 2017, we continued communications with the FDA for the proposed LOCK-IT 100 protocol changes. In February 2107, we hired our Chief Medical Officer. At this time, enrollment seemed to have traction and we shifted our focus toward better understanding event capture. As part of this, in the second quarter of 2017, we discovered an issue with the apparent overall rate of CRBSI events, which we announced on April 20, 2017.

Ownership of Stock and Sales of Shares by Insiders

Stockholders have criticized us for a lack of equity ownership by our board and management, as well as sales of stock by our Chief Scientific Officer, Antony Pfaffle. Of our current board and executive management, only Dr. Pfaffle has sold stock. The last sale he effected before establishing a 10b5-1 sales plan, took place on June 20, 2016, which was only six months after the LOCK-IT 100 trial had begun. All sales by any director or officer that are made outside of a 10b5-1 plan, as well as the establishment of any 10b5-1 plan, must be and were made in compliance with our Insider Trading Policy and federal securities law. For the record, three former directors sold equity after the Evercore process was announced. There were weekly meetings with the board and legal counsel to review disclosure requirements potentially applicable to the Evercore process.

The board of directors fees are predominately paid in equity and therefore their incentive is aligned with the shareholders. Our management team has an equity compensation program that is directly aligned to the stock price. This program also has a bonus component that is aligned with the delivery of certain milestones to the company which in turn is aligned to creating shareholder value.

In July 2014, we put in place a directors deferred compensation plan, which allows directors to defer their cash compensation and instead receive shares of stock upon their departure from the board. Directors Cora Tellez, Mike George and Janet Dillione participate in this plan.

In October 2014, the CorMedix board has set in place a policy whereby all board members are to own at least $100,000 of our stock within five years.

Board Composition and Qualification

Stockholders have criticized the experience and effectiveness of our board, and have cited three directors in particular as lacking sufficient expertise. The board is engaged and meets at least quarterly and has met often in between those regularly scheduled meetings. Those three directors are:

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Cora Tellez: Ms. Tellez brings corporate governance expertise. Including CorMedix, she has served on the boards of seven publicly traded companies, one venture-backed company, and one private equity-backed company (four banks, one commercial development company, one high tech medical records company, one specialty pharma company, one healthcare management company that reviews medical claims for errors, and CorMedix).

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Dr. Taunia Markvicka: Dr. Markvicka brings 23 years of experience in the pharmaceutical industry and has a strong U.S. commercial and clinical background (four years experience in clinical, regulatory, project management). She also has extensive experience in managing a product strategy from development to commercialization, including market analysis, pre-launch planning, forecasts, budgets and launches with large companies such as Sandoz, Watson, The Medicines Company, Biovail, Reliant, and Pacira.

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Mike George:  Mr. George brings more than 25 years of sales and marketing experience, including senior management positions, with three large pharmaceutical companies, DuPont Merck Pharmaceutical Company, Bristol Myers Pharmaceutical Company and Sandoz Pharmaceuticals, Inc. Mike has assisted in bringing to us the resources required to oversee the areas of manufacturing, CMC and cost of goods sold (COGS). Mike has served previously on two public boards and chaired a number of committees. He has also been on the board of a company (private equity owned) and CEO of a diagnostic company and a CRO company.

While each member of our board brings different perspectives and experiences, the board is aware that adding a director with big pharma clinical experience is important and began a search to fill those gaps in February 2017.

Search for CEO

Stockholders have criticized the search for the CEO to replace Randy Milby, which search ended with the appointment of Khoso Baluch in October 2016. The search process began in July 2015. We were unable to reach agreement on terms of employment with one candidate due to a variety of factors, including a demand for protection against dilution.

We note that we have less than 10 employees.

Capital Market Activity and Recent Financing that Closed on May 3, 2017

Stockholders have criticized the recent financing that was completed on May 3, 2017. There were challenges to any financing we might have identified, namely:

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The board wanted to have a new CEO and CFO in place before doing any financing.

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We are in the middle of our first Phase III clinical trial (LOCK-IT 100) that is expected to cost up to $30 million (a good portion that has already been spent), are planning a second Phase III trial (LOCK-IT 200) of similar cost, and must complete our product development (CMC) program for NDA submission, all in as short a timeframe as possible.

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Our cash burn was $6.5 million in the fourth quarter of 2016 and $6.8 million in the first quarter of 2017. Our cash burn is increasing each quarter.

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Based on first quarter 2017 spending and expectations for increasing burn for the balance of the year, cash at March 31, 2017 would not last six months.

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We announced fourth quarter and full year 2016 results on March 16, 2017. We reported cash at $20.2 million and reiterated our comment made in November 2016 that cash was insufficient to fund the remainder of the LOCK-IT 100 Phase III trial, nor would it take us through yearend 2017. CorMedix stock declined from $2.06 to $1.70 (-17.5%). We concluded that reporting our first quarter cash amount would invite a similar or worse response if we did not complete a significant raise before the May 10, 2017 reporting date.

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We concluded that an update regarding LOCK-IT 100 was warranted due to an apparent overall lower rate of CRBSI events. As a result, we put the transaction on hold.

During the period leading up to the announcement of the financing transaction on April 27, 2017, we had meetings and/or discussions with a broad range of approximately 30 institutions that agreed to restrict themselves from trading. Most potential investors we approached leading up to the financing transaction declined to indicate terms. Concerns expressed by investors included our high burn rate due to the expensive LOCK-IT 100 trial, the fact that we had no Phase II data to support potential positive LOCK-IT 100 results, and we likely would need additional financing around the time that interim data is expected to be released. These posed significant challenges to our search for financing.

We believe we were justified in completing the financing transaction because large cash expenditures are planned through the balance of 2017 to pay for the ramp up of the LOCK-IT 100 trial and sufficient resources are needed to reach the interim efficacy analysis, which could occur as early as the fourth quarter of 2017. In addition, no other cash source was identified in sufficient size to meet our funding requirements. Further, an alternative strategy of financing via a succession of small transactions often results in continued downward pressure on the stock.

Voting; Revocability of Proxies

This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement, as supplemented. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the annual meeting and regardless of the number of shares of the Company’s common stock that you own.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this Supplement, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 12, 2017

The proxy statement, the supplement dated May 15, 2017, this supplement and our Annual Report on Form 10-K are available at the following secure website address: https://www.IPROXYDIRECT.com/CRMD.